EXHIBIT 23

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 15, 2002 relating to the MeadWestvaco Corporation (formerly Westvaco Corporation) consolidated financial statements , which appears in the 2001 Financial Report to Shareholders, which is incorporated by reference in MeadWestvaco Corporation's Transition Period Report on Form 10-K for the two months in the period ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
New York, New York
April 2, 2002